News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES THIRD QUARTER EARNINGS
Net Sales -1%; Organic Sales +1%; Diluted Net EPS $0.93, -4%; Core EPS $0.96, +12%
CINCINNATI, April 26, 2017 - The Procter & Gamble Company (NYSE:PG) reported third quarter fiscal year 2017 net sales of $15.6 billion, a decrease of one percent versus the prior year. Organic sales increased one percent. Organic sales increased in four of five business segments. Diluted net earnings per share were $0.93, a decrease of four percent versus the prior year while core earnings per share increased 12% to $0.96. Currency-neutral core EPS increased 15% versus the prior year.

Operating cash flow was $3.0 billion for the quarter. Adjusted free cash flow productivity was 90%. The Company returned $1.8 billion of cash to shareholders as dividends and repurchased $2.0 billion of common stock. Earlier this month, P&G announced an increase in its quarterly dividend, marking the 61st consecutive year the Company has increased its dividend. P&G has been paying a dividend for 127 consecutive years since its incorporation in 1890.

“The third quarter macro environment was characterized by a slowdown in market growth, continued geopolitical disruptions and foreign exchange challenges,” said David Taylor, Chairman, President and Chief Executive Officer. “Against this backdrop, we delivered modest organic sales growth and double-digit Core EPS growth, and we increased the quarterly dividend for the 61st consecutive year. Looking forward, we are maintaining our organic sales and Core EPS guidance ranges for the year and increasing our outlook for adjusted free cash flow productivity.”

January - March Quarter Discussion
Net sales in the third quarter of fiscal year 2017 were $15.6 billion, a decrease of one percent versus prior year, including a negative two percent impact from foreign exchange. Organic sales increased one percent driven by a one percent increase in organic shipment volume. Pricing and mix had no net impact on sales for the quarter. All-in volume was unchanged including the impacts of minor brand divestitures.

January - March 2017 Net Sales Drivers*	Volume	Foreign Exchange	Price	Mix	Other**	Net Sales	Organic Volume	Organic Sales
Beauty	(2)%	(1)%	1%	—%	—%	(2)%	—%	1%
Grooming	—%	—%	(2)%	(4)%	—%	(6)%	—%	(6)%
Health Care	4%	(1)%	1%	1%	(1)%	4%	4%	6%
Fabric & Home Care	—%	(2)%	—%	—%	1%	(1)%	1%	1%
Baby, Feminine & Family Care	1%	(1)%	—%	—%	(1)%	(1)%	1%	1%
Total P&G	—%	(2)%	—%	—%	1%	(1)%	1%	1%
* Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
** Other includes the sales mix impact from acquisitions/divestitures and rounding impacts necessary to reconcile volume to net sales.

•
Beauty segment organic sales increased one percent versus year ago behind growth in Skin & Personal Care. Organic sales increased low single digits in Skin & Personal Care as the continued growth of the super-premium SK-II skin care brand offset lower volume in retail skin care. Organic sales in Hair Care were unchanged.

•
Grooming segment organic sales decreased six percent due to lower volume and reduced pricing in Shave Care. Organic sales decreased high single digits globally in Shave Care due to competitive impacts in the U.S. Organic sales were up high single digits in Appliances driven by the continued success of innovation on Braun male shavers as well as styling tools.

•
Health Care segment organic sales increased six percent behind higher organic volume in both Oral Care and Personal Health Care. Product innovation on power toothbrushes and continued marketing support drove a low single-digit increase in organic sales in Oral Care while Personal Health Care was up double digits due to market growth in the U.S. behind a strong cough & cold season along with increased pricing outside the U.S.

•
Fabric and Home Care segment organic sales increased one percent versus year ago driven by higher organic volume in both Fabric Care and Home Care along with increased pricing in Fabric Care. Home Care organic sales decreased low single digits as increased volume due to product innovation and increased customer support was more than offset by unfavorable geographic mix. Fabric Care organic sales increased low single digits due to increased organic volume and favorable product mix from premium forms in developed markets and increased pricing in developing markets.

•
Baby, Feminine and Family Care segment organic sales increased one percent driven by volume growth in Family Care and favorable mix in Feminine Care. Baby Care organic sales decreased low single digits due mainly to competitive activity. Feminine Care organic sales increased mid-single digits from favorable product mix due to Always Discrete premium innovation. Family Care organic sales grew low single digits driven primarily by product innovation and increased marketing support.

Diluted net earnings per share were $0.93, a decrease of four percent versus the prior year. Diluted net earnings per share from continuing operations were also $0.93, which is an increase of 15% versus the base period. Current year results included non-core restructuring charges of $0.03 per share. Core earnings per share, which exclude non-core restructuring charges, were $0.96, an increase of 12% versus the prior year. Currency-neutral core earnings per share increased 15% for the quarter.

Reported gross margin was unchanged, including a 40 basis point decrease in non-core restructuring charges versus the prior year. Core gross margin decreased 40 basis points, including 20 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin decreased 20 basis points as 210 basis points of productivity savings were more than offset by 100 basis points of unfavorable geographic and product mix, 80 basis points of commodity cost increases and 50 basis points of product reinvestments and other impacts.

Selling, general and administrative expense (SG&A) as a percent of sales decreased 40 basis points on a reported basis versus the prior year, including a 10 basis point net benefit from a year-on-year decline in non-core charges. Core SG&A as a percentage of sales decreased 30 basis points versus the prior year. Savings of 50 basis points from overhead and marketing productivity and a 110 basis point benefit in other operating income were partially offset by a 130 basis point impact from investments in marketing, sales resources, and research and development.
Reported operating profit margin increased 40 basis points. Core operating profit margin decreased 10 basis points versus the prior year, including 20 basis points of foreign exchange impacts. On a currency-neutral basis, core operating profit margin increased 10 basis points including productivity cost savings of 260 basis points for the quarter.

Fiscal Year 2017 Guidance
P&G said it is maintaining its guidance for organic sales growth in the range of two to three percent for fiscal 2017. Fiscal year to date, the Company is at the low end of this range. The Company expects the combined headwinds of foreign exchange and minor brand divestitures to reduce sales growth by two to three percentage points. As a result, P&G estimates all-in sales to be down one percent to in-line with the prior fiscal year.

The Company also maintained its expectation for core earnings per share growth of mid-single digits versus fiscal 2016 Core EPS of $3.67. All-in GAAP earnings per share are expected to increase 48% to 50% versus fiscal year 2016 GAAP EPS of $3.69. The fiscal 2017 GAAP EPS estimate includes approximately $0.12 per share of non-core restructuring costs and $0.13 per share of charges related to early debt retirement that was executed in the second quarter. Also included in GAAP EPS is the $1.95 gain from the divestiture of 41 Beauty Brands to Coty in a transaction that was completed in the second quarter.

P&G said it is increasing fiscal year guidance for adjusted free cash flow productivity from 90% or more to approximately 95%.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including commodity prices, raw materials, labor costs, energy costs and pension and health care costs; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, contractors and external business partners; (11) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks) and maintain the security and functionality of such systems and networks and the data contained therein; (12) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, accounting standards and environmental) and to resolve pending matters within current estimates; (13) the ability to manage changes in applicable tax laws and regulations; (14) the ability to successfully manage our portfolio optimization strategy, including achieving and maintaining our intended tax treatment of the related transactions, and our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; and (16) the ability to manage the uncertain implications of the United Kingdom’s withdrawal from the European Union. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
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P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended March 31			Nine Months Ended March 31
	2017	2016	% Chg	2017	2016	% Chg
NET SALES	$15,605	$15,755	(1)%	$48,979	$49,197	—%
Cost of products sold	7,836	7,915	(1)%	24,236	24,527	(1)%
GROSS PROFIT	7,769	7,840	(1)%	24,743	24,670	—%
Selling, general and administrative expense	4,409	4,522	(2)%	13,737	13,731	—%
OPERATING INCOME	3,360	3,318	1%	11,006	10,939	1%
Interest expense	96	146	(34)%	349	429	(19)%
Interest income	46	33	39%	123	135	(9)%
Other non-operating income/(loss), net	26	21	24%	(450)	38	N/A
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,336	3,226	3%	10,330	10,683	(3)%
Income taxes on continuing operations	780	889	(12)%	2,338	2,664	(12)%
NET EARNINGS FROM CONTINUING OPERATIONS	2,556	2,337	9%	7,992	8,019	—%
NET EARNINGS FROM DISCONTINUED OPERATIONS	—	446	(100)%	5,217	627	N/A
NET EARNINGS	2,556	2,783	(8)%	13,209	8,646	53%
Less: Net earnings attributable to noncontrolling interests	34	33	3%	98	89	10%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$2,522	$2,750	(8)%	$13,111	$8,557	53%

EFFECTIVE TAX RATE	23.4%	27.6%		22.6%	24.9%

BASIC NET EARNINGS PER COMMON SHARE:*
Earnings from continuing operations	$0.96	$0.83	16%	$2.95	$2.86	3%
Earnings from discontinued operations	$—	$0.17	(100)%	$2.00	$0.23	770%
BASIC NET EARNINGS PER COMMON SHARE	$0.96	$1.00	(4)%	$4.95	$3.09	60%
DILUTED NET EARNINGS PER COMMON SHARE:*
Earnings from continuing operations	$0.93	$0.81	15%	$2.87	$2.78	3%
Earnings from discontinued operations	$—	$0.16	(100)%	$1.89	$0.22	759%
DILUTED NET EARNINGS PER COMMON SHARE	$0.93	$0.97	(4)%	$4.76	$3.00	59%
DIVIDENDS PER COMMON SHARE	$0.6695	$0.6630		$2.0085	$1.9890
Diluted weighted average common shares outstanding	2,705.5	2,835.0		2,755.4	2,855.6

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
Gross Margin	49.8%	49.8%	—	50.5%	50.1%	40
Selling, general and administrative expense	28.3%	28.7%	(40)	28.0%	27.9%	10
Operating Margin	21.5%	21.1%	40	22.5%	22.2%	30
Earnings from continuing operations before income taxes	21.4%	20.5%	90	21.1%	21.7%	(60)
Net earnings from continuing operations	16.4%	14.8%	160	16.3%	16.3%	—
Net earnings attributable to Procter & Gamble	16.2%	17.5%	(130)	26.8%	17.4%	940
* Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended March 31, 2017
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) from Continuing Operations Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss) from Continuing Operations	% Change Versus Year Ago
Beauty	$2,675	(2)%	$531	(12)%	$396	(14)%
Grooming	1,525	(6)%	437	(7)%	333	(6)%
Health Care	1,841	4%	470	14%	310	12%
Fabric & Home Care	4,957	(1)%	972	(4)%	599	(8)%
Baby, Feminine & Family Care	4,471	(1)%	890	(9)%	555	(12)%
Corporate	136	28%	36	N/A	363	N/A
Total Company	$15,605	(1)%	$3,336	3%	$2,556	9%

	Three Months Ended March 31, 2017
	(Percent Change vs. Year Ago)*
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other**	Net Sales Growth
Beauty	(2)%	—%	(1)%	1%	—%	—%	(2)%
Grooming	—%	—%	—%	(2)%	(4)%	—%	(6)%
Health Care	4%	4%	(1)%	1%	1%	(1)%	4%
Fabric & Home Care	—%	1%	(2)%	—%	—%	1%	(1)%
Baby, Feminine & Family Care	1%	1%	(1)%	—%	—%	(1)%	(1)%
Total Company	—%	1%	(2)%	—%	—%	1%	(1)%

	Nine Months Ended March 31, 2017
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) from Continuing Operations Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss) from Continuing Operations	% Change Versus Year Ago
Beauty	$8,613	(1)%	$2,028	(8)%	$1,528	(8)%
Grooming	4,972	(3)%	1,580	2%	1,217	3%
Health Care	5,774	4%	1,574	10%	1,052	6%
Fabric & Home Care	15,529	(1)%	3,226	(3)%	2,052	(6)%
Baby, Feminine & Family Care	13,711	(1)%	2,973	(5)%	1,932	(6)%
Corporate	380	17%	(1,051)	N/A	211	N/A
Total Company	$48,979	—%	$10,330	(3)%	$7,992	—%

	Nine Months Ended March 31, 2017
	(Percent Change vs. Year Ago)*
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other**	Net Sales Growth
Beauty	(2)%	1%	(2)%	1%	1%	1%	(1)%
Grooming	1%	2%	(2)%	—%	(2)%	—%	(3)%
Health Care	4%	5%	(2)%	1%	1%	—%	4%
Fabric & Home Care	1%	2%	(2)%	(1)%	1%	—%	(1)%
Baby, Feminine & Family Care	2%	3%	(2)%	(1)%	(1)%	1%	(1)%
Total Company	1%	2%	(2)%	—%	—%	1%	—%
* Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
** Other includes the sales mix impact from acquisitions/divestitures and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Nine Months Ended March 31
Amounts in millions	2017		2016
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$7,102		$6,836
OPERATING ACTIVITIES
Net earnings	13,209		8,646
Depreciation and amortization	2,100		2,239
Loss on early extinguishment of debt	543		—
Share-based compensation expense	197		216
Deferred income taxes	(382)		(428)
Loss/(gain) on sale of assets	(5,452)		241
Goodwill and intangible asset impairment charges	—		450
Changes in:
Accounts receivable	(159)		(129)
Inventories	(145)		(94)
Accounts payable, accrued and other liabilities	(1,113)		(199)
Other operating assets and liabilities	219		167
Other	48		187
TOTAL OPERATING ACTIVITIES	9,065		11,296
INVESTING ACTIVITIES
Capital expenditures	(2,230)		(2,023)
Proceeds from asset sales	411		114
Acquisitions, net of cash acquired	(16)		(186)
Purchases of short-term investments	(3,369)		(2,372)
Proceeds from sales and maturities of short-term investments	834		1,222
Pre-divestiture addition of restricted cash related to the Beauty Brands divestiture	(874)		(995)
Cash transferred at closing related to the Beauty Brands divestiture	(475)		—
Release of restricted cash upon closing of the Beauty Brands divestiture	1,870		—
Cash transferred in Batteries divestiture	—		(143)
Change in other investments	26		—
TOTAL INVESTING ACTIVITIES	(3,823)		(4,383)
FINANCING ACTIVITIES
Dividends to shareholders	(5,410)		(5,589)
Change in short-term debt	3,556		1,535
Additions to long-term debt	2,641		3,916
Reductions of long-term debt	(5,020)	(1)	(2,210)
Treasury stock purchases	(4,504)		(3,504)
Shares exchanged in Batteries divestiture	—		(1,730)
Impact of stock options and other	2,398		2,024
TOTAL FINANCING ACTIVITIES	(6,339)		(5,558)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(188)		(296)
CHANGE IN CASH AND CASH EQUIVALENTS	(1,285)		1,059
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,817		$7,895

(1)	Includes $543 of costs related to early extinguishment of debt.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	March 31, 2017	June 30, 2016
Cash and cash equivalents	$5,817	$7,102
Available-for-sale investment securities	8,510	6,246
Accounts receivable	4,358	4,373
Inventories	4,754	4,716
Deferred income taxes	—	1,507
Prepaid expenses and other current assets	2,446	2,653
Current assets held for sale	—	7,185
TOTAL CURRENT ASSETS	25,885	33,782
Property, plant and equipment, net	19,219	19,385
Goodwill	43,682	44,350
Trademarks and other intangible assets, net	24,153	24,527
Other noncurrent assets	5,152	5,092
TOTAL ASSETS	$118,091	$127,136

Accounts payable	$8,076	$9,325
Accrued and other liabilities	7,225	7,449
Current liabilities held for sale	—	2,343
Debt due within one year	13,781	11,653
TOTAL CURRENT LIABILITIES	29,082	30,770
Long-term debt	16,633	18,945
Deferred income taxes	8,644	9,113
Other noncurrent liabilities	9,184	10,325
TOTAL LIABILITIES	63,543	69,153
TOTAL SHAREHOLDERS' EQUITY	54,548	57,983
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$118,091	$127,136

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's April 26, 2017 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. Beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
Charges for certain European legal matters: Several countries in Europe issued separate complaints alleging that the Company, along with several other companies, engaged in violations of competition laws in prior periods. The Company established Legal Reserves related to these charges. Management does not view these charges as indicative of underlying business results.

We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis.
Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share from continuing operations adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as a useful supplemental measure of Company performance over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding tax payments related to the Beauty Brands divestiture, which are non-recurring and not considered indicative of underlying cash flow performance. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended March 31, 2017
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	7,836	(113)	1	7,724
GROSS PROFIT	7,769	113	(1)	7,881
GROSS MARGIN	49.8%	0.7%	—%	50.5%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	4,409	22	(1)	4,430
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.3%	0.1%	—%	28.4%
OPERATING INCOME	3,360	91	—	3,451
OPERATING PROFIT MARGIN	21.5%	0.6%	—%	22.1%
INCOME TAX ON CONTINUING OPERATIONS	780	21	(1)	800
NET EARNINGS ATTRIBUTABLE TO P&G	2,522	70	—	2,592
EFFECTIVE TAX RATE	23.4%	—%	—%	23.4%
				Core EPS
DILUTED NET EARNINGS PER COMMON SHARE*	0.93	0.03	—	0.96
	CURRENCY IMPACT TO CORE EARNINGS			0.03
	CURRENCY-NEUTRAL CORE EPS			0.99
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,705.5
COMMON STOCK OUTSTANDING AS OF MARCH 31, 2017	2,557.6
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	(40)	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(30)	BPS
CORE OPERATING PROFIT MARGIN	(10)	BPS
CORE EFFECTIVE TAX RATE	(380)	BPS
CORE EPS	12%
CURRENCY-NEUTRAL CORE EPS	15%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended March 31, 2016
	AS REPORTED (GAAP)	DISCONTINUED OPERATIONS	INCREMENTAL RESTRUCTURING	CHARGES FOR EUROPEAN LEGAL MATTERS	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	7,915	—	(174)	—	—	7,741
GROSS PROFIT	7,840	—	174	—	—	8,014
GROSS MARGIN	49.8%	—%	1.1%	—%	—%	50.9%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	4,522	—	14	(13)	(1)	4,522
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.7%	—%	0.1%	(0.1)%	—%	28.7%
OPERATING INCOME	3,318	—	160	13	1	3,492
OPERATING PROFIT MARGIN	21.1%	—%	1.0%	0.1%	—%	22.2%
INCOME TAX ON CONTINUING OPERATIONS	889	—	33	2	(1)	923
NET EARNINGS ATTRIBUTABLE TO P&G	2,750	(445)	127	11	—	2,443
EFFECTIVE TAX RATE	27.6%	—%	(0.3)%	—%	(0.1)%	27.2%
						Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	0.97	(0.16)	0.04	—	0.01	0.86
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,835.0
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Organic sales growth:

January - March 2017	Net Sales Growth	Foreign Exchange Impact	Acquisition/Divestiture Impact*	Organic Sales Growth
Beauty	(2)%	1%	2%	1%
Grooming	(6)%	—%	—%	(6)%
Health Care	4%	1%	1%	6%
Fabric & Home Care	(1)%	2%	—%	1%
Baby, Feminine & Family Care	(1)%	1%	1%	1%
Total P&G	(1)%	2%	—%	1%

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact*	Organic Sales Growth
FY 2017 (Estimate)	-1% to Flat	Approximately 2% to 3%	2% to 3%
* Acquisition/Divestiture Impact includes the mix impacts of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items*	Core EPS Growth
FY 2017 (Estimate)	Up 48% to 50%	Approximately (44%)	Up mid-single digits
* Includes change in discontinued operations (includes gain on sale of Beauty Brands).
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended March 31, 2017
Operating Cash Flow	Capital Spending	Free Cash Flow	Cash Tax Payment - Beauty Sale	Adjusted Free Cash Flow
$3,040	$(801)	$2,239	$74	$2,313
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended March 31, 2017
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$2,313	$2,556	90%